Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP

1631 SOUTH MELROSE DRIVE, SUITE B

VISTA, CA 92081

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, April 27, 2006

Pan Pacific Retail Properties Reports Solid 1st Quarter Results

5.4% Growth in FFO Per Share, 97.1% Portfolio Occupancy

SAN DIEGO, Calif., April 27, 2006 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the first quarter ended March 31, 2006. All per share amounts are on a diluted basis.

•	6.1% increase in total Funds From Operations (FFO) to $40.5 million vs. 1Q’05 (1)

•	5.4% increase in FFO per share to $0.98 vs. 1Q’05 (1)

•	Net income of $24.3 million

•	Earnings per share of $0.60

•	97.1% portfolio occupancy rate at March 31, 2006

•	199 leases executed, totaling 655,792 square feet

•	20.5% increase in base rent on same-store new and renewed leases vs. 1Q’05

•	3.1% increase in same-property net operating income vs. 1Q’05

•	$10.1 million grocery-anchored shopping center acquisition

•	27.0% debt to total market capitalization (2) ratio at March 31, 2006

•	3.2 to 1.0 interest coverage ratio

•	Credit rating upgraded to Baa1 by Moody’s Investors Services

•	65.2% FFO payout ratio (1)

•	8.5% increase in quarterly common dividend to $0.64 per share vs. $0.59

(1)	See the end of this press release for a reconciliation of generally accepted accounting principles net income to FFO.

(2)	Based on the market closing price of Pan Pacific’s common stock on March 31, 2006, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “Our portfolio continues to excel. First quarter occupancy reached a new six-year high of 97.1% as our leasing team executed a record number of leases and achieved a 20.5% increase, on average, in same-store re-leasing base rent. Additionally, we are continuing to focus on furthering our market presence in key West Coast metropolitan regions through our acquisition and disposition activities. With respect to our balance sheet, in light of our prudent financial ratios and strong, ongoing performance, we were recently awarded a rating upgrade by Moody’s.” Tanz further commented, “Having completed a solid first quarter, we are on track to meet our previously stated objectives for 2006.”

FINANCIAL RESULTS

For the three months ended March 31, 2006, total Funds from Operations (FFO) increased 6.1% to $40.5 million, compared with FFO for the three months ended March 31, 2005 of $38.2 million. On a per share basis, FFO increased 5.4% to $0.98 for the three months ended March 31, 2006, compared to $0.93 for the three months ended March 31, 2005. A reconciliation of generally accepted accounting principles (GAAP) net income to FFO is provided at the end of this press release.

Pan Pacific Retail Properties	Page 2 of 7

For the three months ended March 31, 2006, total revenue increased 7.3% to $79.4 million as compared to total revenue of $73.9 million for the three months ended March 31, 2005.

For the three months ended March 31, 2006, net income was $24.3 million or $0.60 per share, compared with net income of $24.0 million or $0.59 per share for the three months ended March 31, 2005.

At March 31, 2006, the Company’s total market capitalization was approximately $4.0 billion (based on the market closing price of Pan Pacific’s common stock on March 31, 2006, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At March 31, 2006, the Company had approximately $1.1 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 27.0%. The Company’s debt was comprised of: $654.0 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.3%, and a weighted average maturity of 6.1 years; $351.7 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.3%, and a weighted average maturity of 3.8 years; $73.5 million of floating-rate debt outstanding under the Company’s unsecured line of credit, which had a weighted average interest rate of 5.4% at March 31, 2006; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 3.1% as of March 31, 2006.

For the quarter ended March 31, 2006, the Company’s interest coverage ratio was 3.2 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

Dividend Increase

On February 8, 2006, the Board of Directors declared a quarterly dividend of $0.64 per share, representing an 8.5% increase from $0.59 per share. The dividend was paid March 15, 2006 to stockholders of record on February 24, 2006. The increased quarterly dividend equates to $2.56 per share on an annualized basis. Since its initial public offering in 1997, the Company has increased its dividend each year for a total increase of approximately 76.6%, equating to an average dividend increase of approximately 8.5% per year.

OPERATING RESULTS

Leasing Activity

At March 31, 2006, the Company’s portfolio was 97.1% leased to 3,485 tenants. For the three months ended March 31, 2006, the Company executed 199 leases (new and renewed) for 655,792 square feet of gross leasable area, and achieved a 20.5% increase over prior rents on a same-store basis.

Pan Pacific Retail Properties	Page 3 of 7

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended March 31, 2006 and 2005, same property net operating income increased 3.1%.

Same Property Operating Data

(In thousands)

	Three Months Ended March 31,
	2006	2005
Total revenue	$76,906	$74,725
Operating expenses	19,435	18,978

Operating income	$57,471	$55,747	3.1%

INVESTMENT ACTIVITY

On February 1, 2006, the Company acquired for $10.1 million Harbor Towne Center, a 70,104 square foot grocery-anchored shopping center in Oak Harbor, Washington, north of Seattle. Harbor Towne Center is currently 100% leased and is anchored by Saar’s Market. The property was financed through a combination of borrowings under the Company’s $300 million unsecured line of credit and cash flow from operations.

CAPITAL MARKETS ACTIVITY

In March 2006, Moody’s Investors Services upgraded the Company’s senior unsecured debt rating to Baa1 with a stable outlook from a rating of Baa2 with a positive outlook.

2006 EARNINGS GUIDANCE

The Company reaffirmed its previously disclosed 2006, full-year FFO guidance range of $3.97 to $4.01 per diluted share. (1) This guidance is based on current expectations and is forward-looking.

	Q2 ‘06	Year 2006
Expected earnings per diluted share	$0.69 -$0.72	$2.89 -$2.93
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per diluted share	$0.96 -$0.99	$3.97 -$4.01

(1)	Based on an estimated 41,300,000 and 41,300,000 shares outstanding, respectively.

Pan Pacific Retail Properties	Page 4 of 7

1ST QUARTER 2006 CONFERENCE CALL

On Thursday, April 27, 2006, at 12:00 noon Eastern Time, the Company will be hosting a conference call to discuss its first quarter results for 2006. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through May 27, 2006 at (877) 660-6853, pass code 286, confirmation 196074.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through May 27, 2006.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 139 properties, encompassing approximately 22.7 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific specializes in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at generating long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release, including, without limitation, our earnings guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate market conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, changes in tax laws, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.)

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Consolidated Balance Sheets

(In thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS:
Properties, at cost:
Land	$572,660	$574,048
Buildings and improvements	1,589,070	1,581,489
Tenant improvements	67,874	66,702

	2,229,604	2,222,239
Less accumulated depreciation and amortization	(252,376)	(240,086)

	1,977,228	1,982,153
Investments in unconsolidated entity	1,357	1,379
Cash and cash equivalents	5,357	5,859
Accounts receivable (net of allowance for doubtful accounts of $1,829 and $2,121, respectively)	7,896	10,813
Accrued rent receivable (net of allowance for doubtful accounts of $3,148 and $3,283, respectively)	28,618	28,699
Notes receivable	3,671	3,046
Deferred lease commissions (net of accumulated amortization of $10,754 and $9,769, respectively)	16,072	15,526
Prepaid expenses	22,856	21,585
Other assets	28,734	29,704

	$2,091,789	$2,098,764

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$357,749	$390,132
Line of credit payable	73,500	44,500
Senior notes	653,965	653,908
Accounts payable, accrued expenses and other liabilities	44,302	43,387

	1,129,516	1,131,927
Minority interests	24,985	28,794

Commitments and contingencies
Stockholders’ equity:
Preferred stock par value $.01 per share, 30,000,000 authorized shares, no shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	—	—
Common stock par value $.01 per share, 100,000,000 authorized shares, 40,706,888 and 40,701,053 shares issued and outstanding, net of 1,190,999 treasury shares, at March 31, 2006 and December 31, 2005, respectively	408	407
Additional paid in capital	961,527	960,444
Accumulated deficit	(24,647)	(22,808)

	937,288	(938,043)

	$2,091,789	$2,098,764

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Consolidated Statements of Income

(unaudited)

(In thousands, except share data)

	Three Months Ended March 31,
	2006	2005
REVENUE:
Base rent	$61,418	$57,531
Percentage rent	1,195	872
Recoveries from tenants	16,741	15,542

	79,354	73,945

EXPENSES:
Property operating	10,804	10,247
Property taxes	6,749	6,370
Depreciation and amortization	15,980	13,675
General and administrative	3,608	4,068

	37,141	34,360

OPERATING INCOME	42,213	39,585

OTHER INCOME (EXPENSE):
Interest expense	(18,188)	(16,632)
Income from unconsolidated entity	80	154
Other income	836	1,238
Other expense	(252)	(252)

	(17,524)	(15,492)

INCOME BEFORE MINORITY INTERESTS	24,689	24,093
Minority interests	(614)	(618)

INCOME FROM CONTINUING OPERATIONS	24,075	23,475
Discontinued operations	180	519

NET INCOME	$24,255	$23,994

Basic earnings per share:
Income from continuing operations	$0.60	$0.58
Discontinued operations	$—	$0.01
Net income	$0.60	$0.59
Diluted earnings per share:
Income from continuing operations	$0.60	$0.58
Discontinued operations	$—	$0.01
Net income	$0.60	$0.59

Pan Pacific Retail Properties	Page 7 of 7

Calculation of Funds from Operations

(unaudited)

(In thousands, except share data)

	Three Months Ended March 31,
	2006	2005*
FUNDS FROM OPERATIONS:
Net Income	$24,255	$23,994
Plus depreciation and amortization expense	15,980	13,845
Plus depreciation of unconsolidated entity	62	84
Less corporate FF&E depreciation (included above)	(125)	(84)
Less depreciation of minority interests	(67)	(66)
Plus operating subsidiary minority interests	367	383

Funds From Operations	$40,472	$38,156

Funds From Operations Per Share	$0.98	$0.93
Diluted Weighted Average Shares Outstanding	41,248,365	41,204,366

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results, if applicable, can be found in the Company’s most current Form 10-Q and Form 10-K for 2005 filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.